EXHIIT 4.2

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

OF SERIES B PREFERRED STOCK

(Pursuant to Section 78.1955 of the

Nevada Revised Statues Law)

Hardwired Interactive, Inc., a Nevada corporation (the “Company”), hereby certifies that the Board of Directors of the Company (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by the Nevada Revised Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Company's previously authorized 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The shares of such series shall be designated as the "Series B Convertible Preferred Stock" (the “Series B Preferred Stock”) and the number of shares constituting such series shall be Eight Hundred and Eighty Six Thousand (886,000) shares.

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

(a) “Business Day” means a day in which a majority of the banks in the State of New York in the United States of America are open for business.

(b) “Certificate of Amendment” means a Certificate of Amendment to the Company’s Certificate of Incorporation filed with the Secretary of State of the State of Nevada, to effect the Reverse Split of its outstanding Common Stock.

(c) “Common Stock” means the Company’s US $0.001 par value common stock.

(d) “Effective Date” shall mean the later to occur of (a) the date the Certificate of Amendment becomes effective with the Secretary of State of Nevada; and (b) the date the Reverse Split is effected with the Transfer Agent.

(e) “Holder” shall mean the person or entity in which the Series B Preferred Stock is registered on the books of the Company, which shall initially be the persons or entities which receive the Series B Preferred Stock in exchange for shares of In 4, Kft., a Hungarian Corporation (“In 4”), pursuant to a Share Exchange Agreement between the Company, Park Slope, LLC, a Delaware limited liability company, Peter Vasko, and certain equity holders of In 4and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder in writing.

(f) “Restricted Shares” means shares of the Company’s Common Stock which are restricted from being transferred by the holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

"The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

(g) “Reverse Split” means a reverse stock split of the Company’s outstanding shares of Common Stock in a ratio of One Hundred and Ten to One (110:1), which has been approved by a majority of the Company’s voting shares (which include the voting rights of the Series B Preferred Stock).

(h) “US$” means United States Dollars. Unless otherwise stated all dollar amounts disclosed in this Designation shall be in United States Dollars.

III. LIQUIDATION PREFERENCE

The Holders of the Series B Preferred Stock shall not be entitled to any liquidation preference.

IV. AUTOMATIC CONVERSION

The Series B Preferred Stock shall have the following automatic conversion rights (the “Conversion Rights”):

(a) Automatic Conversion.

(i)

Upon the Effective Date of the Reverse Split (the “Automatic Conversion Date”), each share of Series B Preferred Stock will automatically convert into shares of the Company’s post-Reverse Split Common Stock (the “Automatic Conversion”), at the rate of Ten (10) post-Reverse Split shares of the Company’s Common Stock for each One (1) share of Series B Preferred Stock held by each Holder (the “Conversion Rate”), without any required action by the Holder thereof. As soon as practicable after the Automatic Conversion, each stock certificate (if any) evidencing ownership of the Series B Preferred Stock shares (the “Preferred Stock Certificate(s)”), shall be surrendered to the Company for exchange by the Holders thereof. Upon receipt of the Series B Preferred Stock Certificates, duly endorsed, or certifications confirming the ownership of such Series B Preferred Stock, the Company (itself, or through its transfer agent) shall promptly issue to the exchanging stockholder that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted, under the Conversion Rate (the “Conversion Shares”). All Common Stock issued to the exchanging stockholders will be issued as Restricted Shares.

(ii)

In the event that the Preferred Stock Certificates are not surrendered to the Company within Five (5) Business Days of the Automatic Conversion Date, each Series B Preferred Stock Certificate shall automatically, and without any required action by the Holders thereof be cancelled and terminated and the Conversion Shares shall be issued to the prior Holders of the Series B Preferred Stock Certificates pursuant to and in connection with the Conversion Rate and mailed to such Holders at their address of record as provided by such Holders to the Company. All Common Stock issued to the exchanging stockholders will be issued as Restricted Shares.

(b) Taxes. The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(c) No Impairment. The Company will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4 shall prohibit the Company from amending its Articles of Incorporation with the requisite consent of its stockholders and the Board of Directors.

(d) Fractional Shares. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating an individual stockholder’s shares of Series B Preferred Stock being converted pursuant to the Automatic Conversion), such fractional share shall be rounded to one whole share of Common Stock.

(e) Reservation of Stock Issuable Upon Conversion. From the date hereof, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the automatic conversion of the shares of the Series B Preferred Stock in connection with Section IV herein, such number of its shares of Common Stock as shall be sufficient to effect conversion of all of the then outstanding shares of the Series B Preferred Stock.

V. VOTING

The shares of Series B Preferred Stock shall have the same voting rights as those accruing to the Common Stock and shall vote that number of voting shares as are issuable upon conversion of such Series B Preferred Stock that any Holder holds as of the record date of any such vote based on the Conversion Ratio divided by the Reverse Split (to retroactively take into account the Reverse Split). For example, assuming One Hundred (100) shares of Preferred Stock are issued and outstanding on the record date for any stockholder vote, such shares, voting in aggregate, shall vote a total of One Thousand (1,000) voting shares – The One Hundred (100) Series B Preferred Stock shares multiplied by the Conversion Ratio (10 for 1)[ 1,000/1 = 1,000] divided by the Reverse Split (1:10)[1/10] = One Thousand (1,000). The voting rights of the Series B Preferred Stock shall be applicable regardless of whether the Company has a sufficient number of authorized but unissued shares of Common Stock then available to affect an Automatic Conversion. Each holder of the Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

VI. DIVIDENDS

The holders of the Series B Preferred Stock shall not be entitled to receive dividends paid on the Common Stock and the Series B Preferred Stock shall not accrue any dividends.

VII. REDEMPTION RIGHTS

The shares of Series B Preferred Stock shall not have or be subject to any redemption rights.

VIII. PROTECTIVE PROVISIONS

Subject to the rights of the Series B Preferred Stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a class:

(a) Increase or decrease (other than by conversion) the total number of authorized shares of Series B Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock, including a reverse stock split (other than the Reverse Split), but excluding a stock split, so long as the Series B Preferred Stock’s Conversion Rights are not diminished in connection therewith;

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred Stock other than as provided herein or in any Share Exchange Agreement or related document entered into between the Company and the Holders; or

(d) Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

IX. PREEMPTIVE RIGHTS

Holders of Series B Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

X. REPORTS

The Company shall mail to all holders of Series B Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

XI. NOTICES

Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are: Park Slope, LLC P.O. Box 2843 Liverpool, New York, 13089 Attention: Joseph C. Passalaqua

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO CERTIFICATE OF DESIGANTION

OF SERIES B PREFERRED STOCK]

IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Nevada that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this 3rd day of November 2011.

HARDWIRED INTERACTIVE, INC.

By:
Name:	Joseph C. Passalaqua
Title:	President and Director